Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
PHONE: FAX:	or Richard Smith, CFO (248) 350-9900 (248) 350-9925

RAMCO-GERSHENSON TO RESTATE FINANCIAL STATEMENTS FOR FISCAL YEARS 2002 AND 2003 AND QUARTERLY
STATEMENTS FOR 2004

FARMINGTON HILLS, Mich., – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it will restate its audited financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 and its unaudited quarterly results for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, to reflect the following adjustments:

•	The Company will correct its accounting for employee bonuses to accrue for such bonuses during the period in which they are earned.

•	The Company will write-off capitalized costs, including leasing costs, associated with former tenants, in the period in which the lease termination occurred.

Management believes that the restatement will not have a material impact on the financial statements for the years ended December 31, 2002, 2003 and 2004. However, the restatement may have a material impact on the quarterly financial statements for 2003 and 2004.

The Company’s management and its Audit Committee are also in the process of reviewing the Company’s accounting for lease income recognition. Based on the views related to lessee accounting expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) in a February 7, 2005 letter to the American Institute of Certified Public Accountants, the Company’s accounting for leases may not be in conformity with U.S. generally accepted accounting principles. Based on the SEC’s interpretation, the Company should have accrued straight-line rent at the turnover date and not the contractual lease commencement date, which generally was later. The Company is currently assessing the impact of this issue, if any, on the financial statements.

The Company is working diligently to complete its review of these matters and to quantify the impact of any adjustments on each of the affected prior periods. However, due to the time and effort involved in determining the effects of these adjustments on the Company’s historical financial statements, the Company intends to file a Form 12b-25 to delay the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which the Company now expects to file on or before March 31, 2005.

Based on the aforementioned, the Company may determine that it has a material weakness in internal controls over financial reporting. The Company is taking immediate corrective action to prevent the reoccurrence of these accounting policy issues.

“Our Company takes the restatement of our financial information and the delayed filing of our Form 10-K very seriously. Although, the amounts associated with the bonus accruals and capitalized costs should not be material to our annual financial statements, we feel it prudent to correct our accounting policies, which should prevent any issues with future filings,” said Dennis Gershenson, President and Chief Executive Officer. “In addition, while we believe our accounting for lease income recognition is in conformance with industry practice, the Securities and Exchange Commission has expressed an opinion related to lessee accounting indicating that this treatment may not be in accordance with generally accepted accounting principles. Therefore, we are pro-actively addressing this issue through a thorough review of the affected leases, changing our accounting policies and strengthening our controls over financial reporting.”

Ramco-Gershenson Properties Trust has a portfolio of 78 shopping centers totaling approximately 16.2 million square feet of gross leasable area, consisting of 77 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com

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